EXHIBIT 2.3

                         CAPITAL CONTRIBUTION AGREEMENT

                  CAPITAL CONTRIBUTION AGREEMENT (this "Agreement"), dated as of November 26, 1997, by and between Mrs. Fields' Original Cookies, Inc., a Delaware corporation ("MFOC"), and The Mrs. Fields' Brand, Inc., a Delaware corporation and a wholly owned subsidiary of MFOC ("Brand").


                              W I T N E S S E T H:

                  WHEREAS, MFOC desires to contribute cash in the amount of $14,098,045 (the "Capital Contribution") to Brand as a capital contribution; and

                  WHEREAS, the parties intend for the Capital Contribution to be a capital contribution for federal income tax purposes.

                  NOW, THEREFORE, in consideration of the mutual agreements set forth herein:

                  5 MFOC does hereby make the Capital Contribution to the capital of Brand.

                  6 Brand hereby accepts the Capital Contribution from MFOC.

                  This Agreement shall inure to the benefit of MFOC and Brand and their respective successors and assigns and shall be binding upon MFOC and Brand and their respective successors and assigns, effective immediately upon its delivery. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the conflict of law rules thereof. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same agreement.



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                  IN WITNESS WHEREOF, the parties hereto have duly executed this
Capital Contribution Agreement as of the day and year first above written.


                                             MRS. FIELDS' ORIGINAL COOKIES, INC.



                                                          By:_/s/ Michael Ward__
                                                              Name: Michael Ward
                                                                     Title: V.P.


                                                    THE MRS. FIELDS' BRAND, INC.



                                                            By: /s/ Michael Ward
                                                              Name: Michael Ward
                                                                     Title: V.P.